Exhibit 1

EXECUTION COPY

Dated 1 March 2007

ASIA MOBILE HOLDING COMPANY PTE. LTD.

and

QTEL INVESTMENT HOLDINGS BSC

and

ASIA MOBILE HOLDINGS PTE. LTD.

SHAREHOLDERS AGREEMENT

relating to

ASIA MOBILE HOLDINGS PTE. LTD.

ALLEN & GLEDHILL

ONE MARINA BOULEVARD #28-00

SINGAPORE 018989

i

This Agreement is made on 1 March 2007 between:

(1)	Asia Mobile Holding Company Pte. Ltd. (“AMHC”), a company incorporated in Singapore and having its registered office at 51 Cuppage Road #10-11/17 StarHub Centre Singapore 229469;

(2)	Qtel Investment Holdings BSC (“QIH”), a company incorporated in Bahrain and having its registered office at Flat 51 Building 122 Road 1605 Block 316 Manama Kingdom of Bahrain; and

(3)	Asia Mobile Holdings Pte. Ltd. (the “Company”), a company incorporated in Singapore and having its registered office at 51 Cuppage Road #10-11/17 StarHub Centre Singapore 229469.

Whereas:

(A)	The Company is a private company limited by shares incorporated in Singapore and has, at the date of this Agreement, 1,000,000,000 ordinary shares in its capital (“Ordinary Shares”), of which 749,999,999 Ordinary Shares, representing just below 75 per cent. of all the shares in the Company are held or beneficially owned by AMHC, and 250,000,001 Ordinary Shares, representing just above 25 per cent. of all the shares in the Company are held by QIH.

(B)	The Company has, as at the date of this Agreement, an indirect interest in an aggregate of 2,217,590,000 shares in PT Indosat Tbk (“Indosat”), a company incorporated in Indonesia and listed on the Jakarta Stock Exchange, the Surabaya Stock Exchange and the New York Stock Exchange.

(C)	The Parties have agreed to regulate the affairs of the Company and the Company’s indirect interest in Indosat, and the respective rights of AMHC and QIH as shareholders of the Company, on the terms and subject to the conditions of this Agreement.

It is agreed as follows:

1.	Definitions and Interpretation

1.1	Interpretation: In this Agreement, unless the context otherwise requires, the provisions in this Clause 1 apply:

“AMHC Nominee” means any person as shall be nominated by AMHC on or prior to the Effective Date as the holder of one Ordinary Share in trust for AMHC, or any other person who shall be nominated by AMHC to hold such Ordinary Share in trust for AMHC from time to time;

“Articles” means the Articles of Association for the time being of the Company;

“Board” means the Board of Directors for the time being of the Company;

“Business Day” means a day on which banks are open for business in Singapore and Qatar but excluding Saturdays and Sundays;

“Companies Act” means the Companies Act, Chapter 50 of Singapore;

“Consultative Matters” means the matters specified in Schedule 1;

“Deed of Ratification and Accession” means a deed of ratification and accession in the agreed form;

“Directors” means the Directors for the time being of the Company;

“Effective Date” means the date of this Agreement;

“Group” means the Company, the Holdco Companies and the Indosat Group Companies, and “Group Company” means any company in the Group;

“Holdco Companies” means ICLM, ICLS and any other intermediate holding companies which may be incorporated from time to time to hold all or part of the investment in Indosat, and “Holdco Company” means any one of them;

“ICLM” means Indonesia Communications Limited, a company incorporated in Mauritius;

“ICLS” means Indonesia Communications Pte. Ltd., a company incorporated in Singapore;

“Indosat” shall have the meaning given to it in Recital (B);

“Indosat Group” means Indosat and its subsidiaries, from time to time and “Indosat Group Company” means any company in the Indosat Group;

“Intellectual Property” means trade marks, service marks, trade names, domain names, logos, get-up, patents, inventions, registered and unregistered design rights, copyrights, semi-conductor topography rights, database rights and all other similar rights in any part of the world (including know-how) including, without limitation, where such rights are obtained or enhanced by registration, any registration of such rights and applications and rights to apply for such registrations;

“Investment Company Opportunity” means any opportunity to make a further investment in any Indosat Group Company;

“IPO” means an initial public offering of Shares which has been approved by the Board and the Shareholders;

“Lead Director” means the Director nominated by AMHC amongst the Directors from time to time and notified in writing by AMHC to QIH;

“Losses” means all losses, liabilities, costs (including, without limitation, legal costs), charges, expenses, actions, proceedings, claims and demands;

“Ordinary Shares” shall have the meaning given to it in Recital (A);

“Parties” means AMHC, QIH and the Company and any other Shareholder from time to time, and “Party” means any one of them;

“Qtel” means Qatar Telecom (Qtel) Q.S.C., a company incorporated in Qatar;

“Regulatory Licence” means, in relation to an Indosat Group Company, any licence, consent, authorisation, confirmation, permission, approval or authority from time to time issued or given to the Indosat Group Company, which is required by the Indosat Group Company to carry on its business and operations effectively;

“Senior Management Employee” means the chief executive officer, chief financial officer, chief operating officer or chief technical officer or any employee who holds an equivalent position;

“Shareholders” means AMHC, QIH and any other person holding Shares who shall have executed a Deed of Ratification and Accession;

“Shareholding Percentage” in relation to any Shareholder (except AMHC) and at any time, means the total number of voting shares registered in the name of that Shareholder in the Company’s register of members at that time expressed as a percentage of all the voting shares as at that time, and in relation AMHC and at any time, means the total number of voting shares registered in the name of AMHC and AMHC Nominee in the Company’s register of members at that time expressed as a percentage of all the voting shares as at that time;

“Shares” means any shares (including Ordinary Shares) in the Company;

“STTC” means STT Communications Ltd, a company incorporated in Singapore;

“ST Telemedia” means Singapore Technologies Telemedia Pte Ltd, a company incorporated in Singapore; and

“Surviving Provisions” means Clauses 1, 9.2, 9.3 and 11.

1.2	Subsidiary Legislation: References to a statutory provision include any subsidiary legislation made from time to time under that provision which is in force at the date of this Agreement.

1.3	Modification etc. of Statutes: References to a statute or statutory provision include that statute or provision as from time to time modified, re-enacted or consolidated, whether before or after the date of this Agreement, so far as such modification, re-enactment or consolidation applies or is capable of applying to any transaction entered into in accordance with this Agreement and (so far as liability thereunder may exist or can arise) shall include also any past statute or statutory provision (as from time to time modified, re-enacted or consolidated) which such statute or provision has directly or indirectly replaced.

1.4	Interpretation Act: The Interpretation Act, Chapter 1 of Singapore shall apply to this Agreement in the same way as it applies to an enactment.

1.5	Companies Act: The words “holding company” and “subsidiaries” shall have the same meanings in this Agreement as their respective definitions in the Companies Act. For the purpose of this Agreement, the word “holding company” means (i) in relation to AMHC, ST Telemedia and/or STTC, (ii) in relation to STTC, ST Telemedia and (iii) in relation to QIH, Qtel.

1.6

Control: The expression “affiliate” means with respect to any person, any other person directly or indirectly controlling, controlled by, or under common control with, such person. The expression “control” (including its correlative meanings, “controlled by”, “controlling” and “under common control with”) shall mean, with respect to a corporation, the right to exercise, directly or indirectly, more than 50 per cent. of the voting rights attributable to the shares of the controlled corporation and, with respect to any person other than a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person. For the purpose of this Agreement, the expression “affiliate” means, in relation to each of AMHC and STTC, each of ST Telemedia and/or STTC and any person that is directly or indirectly controlled by ST Telemedia and/or STTC and, in relation to each of QIH and Qtel means, each of Qtel and any person that is directly or indirectly controlled by Qtel.

1.7	Construction: Unless a contrary indication appears, a reference in this Agreement to:

1.7.1	“in writing” includes approval by wireless or facsimile transmission legibly received and “written” has a corresponding meaning;

1.7.2	a requirement that a Shareholder shall “procure” compliance by its affiliate of any obligation, covenant or undertaking set out in this Agreement means:

(i)	in relation to AMHC, ST Telemedia or STTC exercising its voting rights (in good faith) in the shares held by it in that affiliate or its intermediate holding company, as the case may be, and/or procuring that its nominee directors (if any) on the board of that affiliate or of its intermediate holding company exercises their voting rights in their capacity as directors of that affiliate or of its intermediate holding company, as the case may be, subject to applicable laws and regulations (including the fiduciary duties of such directors), so as to reasonably endeavour such compliance by that affiliate, in each case subject to applicable laws and regulations; and

(ii)	in relation to QIH, Qtel exercising its voting rights (in good faith) in the shares held by it in that affiliate or its intermediate holding company, as the case may be, and/or procuring that its nominee directors (if any) on the board of that affiliate or of its intermediate holding company exercises their voting rights in their capacity as directors of that affiliate or of its intermediate holding company, as the case may be, subject to applicable laws and regulations (including the fiduciary duties of such directors), so as to reasonably endeavour such compliance by that affiliate, in each case subject to applicable laws and regulations;

1.7.3	“including” shall not be construed restrictively but shall mean “including without prejudice to the generality of the foregoing” and “including, but without limitation”;

1.7.4	a document in “agreed form” is a document which is agreed in writing by or on behalf of the Parties; and

1.7.5	a time of day is a reference to Singapore time.

1.8	Clauses, etc.: Any references in this Agreement to Recitals, Clauses, the Schedule and Appendices are to the recitals and clauses of, and the schedule and appendices to, this Agreement.

1.9	Gender: Unless the context otherwise requires or permits, references to the singular number shall include references to the plural number and vice versa; references to persons shall include natural persons, bodies corporate, countries, states, muncipalities and state organs; and words denoting any gender shall include all genders.

1.10	Headings: The headings are for convenience only and shall not affect the interpretation of this Agreement.

2.	Effective Date

This Agreement shall become effective on the Effective Date.

3.	Investments

3.1	Each Shareholder agrees it shall not, and shall procure that its affiliates (other than the Group Companies) shall not, directly or indirectly, make any investments (including by way of acquisition of assets and/or securities (or any interest therein)) in any Indosat Group Companies, other than through the Company.

3.2	The provisions of Clauses 3.1 shall not apply to:

3.2.1	AMHC and its affiliates (other than the Group Companies) with respect to any given Investment Company Opportunity, in the event the Company notifies the Shareholders in writing that it does not wish to pursue such Investment Company Opportunity. However, AMHC shall be entitled to avail itself of the exception in this Clause 3.2.1 only if it had voted in favour of the relevant shareholders’ resolution for the Company to pursue the Investment Company Opportunity and/or (as the case may be) its nominee Directors had voted in favour of the relevant board resolution for the Company to pursue the Investment Company Opportunity; and

3.2.2	QIH and its affiliates with respect to any given Investment Company Opportunity, in the event the Company notifies the Shareholders in writing that it does not wish to pursue such Investment Company Opportunity. However, QIH shall be entitled to avail itself of the exception in this Clause 3.2.2 only if (i) it had voted in favour of the relevant shareholders’ resolution for the Company to pursue the Investment Company Opportunity and/or (as the case may be) its nominee Director(s) had voted in favour of the relevant board resolution for the Company to pursue the Investment Company Opportunity and (ii) the pursuit of the Investment Company Opportunity will not result in:

(a)	QIH, its affiliates, the other Shareholder or the Company being required to make a mandatory takeover offer for the shares and convertible securities (if any) in any Indosat Group Company, under applicable laws and regulations;

(b)	any breach, termination, cross-default or acceleration of payment under the terms of any loan facility agreements or other financing documents or instruments of any Indosat Group Company (save in the event prior waiver of such breach, termination, cross-default or acceleration of payment is obtained by the relevant Indosat Group Company from the relevant lenders in writing); or

(c)	any breach of the terms of any Regulatory Licence held by Indosat or its subsidiaries, or such Regulatory Licence ceasing to be valid and effective or otherwise being revoked, suspended or varied.

3.3

Each Shareholder covenants with the other Shareholder to indemnify and hold harmless the other Shareholder, from and against any and all Losses which the other Shareholder may at any time and from time to time sustain, incur or suffer by reason of any breach by the Shareholder of its obligations under Clause 3.1, resulting in the other Shareholder or the Company being required to make a mandatory takeover offer for the shares and convertible securities (if any) in any Indosat Group Company, under applicable laws and regulations.

4.	Board of Commissioners

4.1	QIH acknowledges and agrees that it shall not have the right to nominate and/or appoint directors on the board of directors of Indosat.

4.2	The Parties agree that they shall procure that the Company, subject to applicable laws and regulations, votes its shares in Indosat in favour of the appointment or re-appointment of at least five commissioners to the board of commissioners of Indosat. Of these commissioners, one commissioner shall be a person nominated by QIH in consultation with AMHC, provided that QIH shall cease to be entitled to nominate such commissioner if its Shareholding Percentage is less than 12 per cent. at any time. In the event that the Company is unable to procure the appointment of such person nominated by QIH due to legal or regulatory constraints or pursuant to any order, direction or instruction of or on behalf of any governmental or regulatory authority or body, as the case may be, the Shareholders shall consider alternative arrangements to assist in the appointment of such person nominated by QIH.

4.3	Further, notwithstanding any provision in this Agreement:

4.3.1	the Shareholders agree, as at the date of this Agreement, that (i) control of Indosat remains with STTC, through its control of AMHC and (ii) QIH does not have the ability to vote, or direct the voting of, or the power to dispose, or direct the disposition of, Indosat shares or other securities; and

4.3.2	each Shareholder shall procure that all persons nominated by them (if any) as commissioners to the board of commissioners of Indosat pursuant to Clause 4.2, shall attend meetings and at all times vote or abstain from voting in accordance with the instructions of (i) the Lead Director or (ii) the resolutions of the Shareholders or Board, as the case may be.

4.3.3	Each Shareholder agrees that:

(i)	all persons nominated by it as commissioners to the board of commissioners of Indosat pursuant to Clause 4.2 shall when that Shareholder ceases to be a Shareholder or when such Shareholder is no longer entitled to appoint them pursuant to Clause 4.2 or when such persons are otherwise removed, resign pursuant to resignation letters in the agreed form (and which form is attached as Appendix A) without any liability or cost to the Indosat, promptly (and in any event within three Business Days of such event);

(ii)	when any person nominated by it as commissioner to the board of commissioners of Indosat pursuant to Clause 4.2, fails for any reason to at all times vote or abstain from voting in accordance with Clause 4.3.2, that Shareholder shall, at the written request of the Company, be obliged to procure that such person either (a) resigns pursuant to resignation letters in the agreed form (and which form is attached as Appendix A) without any liability or cost to Indosat, promptly (and in any event, within three Business Days of written notice by the Company to that effect) or (b) executes a power of attorney (in the form attached in Appendix B) to appoint another commissioner of Indosat as may be nominated by the Company to be his proxy to attend meetings and to vote or abstain from voting in accordance with Clause 4.3.2; and

(iii)	Indosat shall, as far as practicable, be managed by independent professional managers with the objective of creating value for all Shareholders. In this regard, to the extent practicable and to the extent that the Company has the ability to participate in the interview and selection process of the Senior Management Employees of Indosat, each Shareholder shall be able to participate in such selection process.

4.4	Qualifications: Without prejudice to any requirements under applicable laws and regulations, and notwithstanding any provision of this Agreement, each Shareholder acknowledges and agrees that all persons nominated by them as commissioners to the board of commissioners of Indosat pursuant to Clause 4.2, shall be appropriately qualified persons with relevant experience.

5.	Consultative Matters

5.1	Subject to Clause 5.3, the Company agrees, and each Shareholder hereby undertakes to and with the other Shareholder, that it shall use its best endeavours to ensure that none of the Consultative Matters set out in Schedule 1 relating to Indosat, shall be taken by the Company without consulting with the other Shareholder before any decision is made thereon, provided that the Shareholding Percentage of each such Shareholder shall be least 12 per cent. of all the Shares as at the relevant date. For the avoidance of doubt, nothing in this Agreement, including the provisions of this Clause 5, shall confer on any Shareholder the right to veto any matter relating to Indosat.

5.2	For the purpose of this Clause 5, a Shareholder shall be deemed to have fulfilled its obligations to consult with the other Shareholder, if such other Shareholder or its nominee Director is not present at the relevant Shareholders’ or Board meeting (and its adjorned meeting for lack of quorum at such meeting), at which such Consultative Matter is considered, provided that at least five days’ prior written notice is given to such other Shareholder or its nominee Director before any decision is taken in respect of such Consultative Matter.

5.3	Exceptions: Notwithstanding any provisions to the contrary in this Clause 5, a matter shall not be a Consultative Matter, if Indosat is required to implement or give effect to such matter in relation to, or in connection with, a legal or regulatory requirement, or to maintain its relevant operating licenses, provided that if the Company considers that a matter falls within the scope of this Clause 5.3, it shall notify the Shareholders in writing of the matter and its proposed action at least five days prior to any such action (and such notice shall be accompanied by an external legal opinion opining on that matter, if required by one or more Shareholders).

6.	Protection of Name

No Shareholder shall use or permit any of its affiliates (not being a Group Company) to use (i) the name “Indosat” (ii) any other Intellectual Property for the time being owned or used by any Indosat Group Company or (iii) any other Intellectual Property which is or might be confusingly similar thereto, unless otherwise permitted by Indosat.

7.	General Obligations of Shareholders

Each Shareholder shall take all steps necessary on its part to give full effect to the provisions of this Agreement and to procure (so far as it is able by the exercise of voting rights or otherwise so to do) that the Company and the Directors shall perform and observe the provisions of this Agreement.

8.	Prevalence of Agreement

In the event of any inconsistency or conflict between the provisions of this Agreement and the provisions of the Articles, the provisions of this Agreement shall as between the Shareholders prevail and the Shareholders shall, so far as they are able, cause such necessary alterations to be made to the Articles as are required to remove such conflict.

9.	Duration and Termination

9.1	Duration: This Agreement shall continue in full force and effect without limit in point of time until the Shareholders agree in writing to terminate this Agreement.

9.2	Accrued Liability: The termination of this Agreement for any cause shall not release any Shareholder from any liability which at the time of termination has already accrued, or which thereafter may accrue.

9.3	Survival: The termination of this Agreement shall be without prejudice to the Surviving Provisions which shall survive the termination of this Agreement.

10.	Warranties

10.1	Warranties by the Parties: Each of the Parties hereby represents and warrants to and undertakes with the others, as at the date of this Agreement, as follows:

10.1.1	that it has full power and authority to enter into and perform this Agreement and this Agreement constitutes valid and binding obligations on it, in accordance with its terms; and

10.1.2	that the execution and delivery of, and the performance by it of its obligations under this Agreement will not:

(i)	result in breach of any provision of its constitutional documents;

(ii)	result in a breach of any order, judgment or decree of any court, governmental agency or regulatory body to which it is a party or by which it is bound; or

(iii)	result in a breach of any material agreement to which it is a party or by which it is bound.

10.2	Further Warranties by QIH: QIH hereby further represents and warrants to and undertakes with the others, as at the date of this Agreement, that it, Qtel and their respective affiliates:

10.2.1	other than pursuant to the terms of this Agreement, do not hold or have any interests, whether directly or indirectly, in any shares or other securities in any Indosat Group Company, and to the best of their knowledge (having made reasonable enquiries), the Qatar Investment Authority (“QIA”) does not hold or have any interests, whether directly or indirectly, in any shares or other securities in any Indosat Group Company;

10.2.2	have no agreement, arrangement or understanding (whether formal or informal) with any person (including QIA), to acquire any shares or other securities in any Indosat Group Company; and

10.2.3	do not have any intention to acquire control of, or exercise control over, Indosat, whether directly or indirectly.

11.	Other Provisions

11.1	Announcements: A Party must not make any public announcement or filing, or issue any circular, relating to the Company, the Group or this Agreement without the prior written approval of the other Parties. This does not affect any announcement, filing or circular required by law or any regulatory body or the rules of any recognised stock exchange or required to be made pursuant to or in connection with an IPO, provided that the Party with an obligation to make an announcement or filing or issue a circular shall consult with the other Parties before complying with such obligation.

11.2	No Partnership: The relationship between the Parties shall not constitute a partnership. No Party has the power or the right to bind, commit or pledge the credit of the other Parties or the Company.

11.3	Successors and Assigns: This Agreement is personal to the Parties. Accordingly, save as results from a transfer of Shares on terms agreed by the Parties in writing, no Party may, without the prior written consent of the other Parties, assign, hold on trust or otherwise transfer the benefit of all or any of the other’s obligations under this Agreement, or any benefit arising under or out of this Agreement. For the avoidance of doubt, in the event any Shareholder transfers its Shares on terms agreed by the Parties in writing, the transferee shall, upon execution of the Deed of Ratification and Accession, be entitled to all of the transferring Shareholder’s rights and benefits under this Agreement, which are not, for the avoidance of doubt, personal or specific to the transferring Shareholder.

11.4	Third Party Rights: A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act, Chapter 53B of Singapore to enforce any term of this Agreement.

11.5	Variation: No variation of this Agreement shall be effective unless in writing and signed by or on behalf of each Party.

11.6	Time of the Essence: Time shall be of the essence of this Agreement both as regards any dates, times and periods mentioned and as regards any dates, times and periods which may be substituted for them in accordance with this Agreement or by agreement in writing between the Parties.

11.7	Costs: Each Party shall bear its own legal and other professional costs and expenses incurred by it in the negotiation and preparation of this Agreement and any other document entered into in connection therewith.

11.8	Notices:

11.8.1	Any notice or other communication in connection with this Agreement shall be in writing in English (a “Notice”) and shall be sufficiently given or served if delivered or sent:

in the case of AMHC to:

Address:	51 Cuppage Road #10-11/17 StarHub Centre Singapore 229469

Fax:	+ 65 6720 7220

Attention:	The Company Secretary

in the case of QIH to:

Address:	Qtel Building 100 West Bay Center The Corniche PO Box 217 Doha Qatar

Fax:	+ 974 411 0389

Attention:	Group Legal Counsel

in the case of the Company to:

Address:	51 Cuppage Road #10-11/17 StarHub Centre Singapore 229469

Fax:	+ 65 6720 7220

Attention:	The Company Secretary

or (in any case) to such other address or fax number as the relevant Party may have notified to the others in writing in accordance with this Clause 11.8.

11.8.2	Any Notice may be delivered by hand or, sent by fax or prepaid registered post or registered airmail in the case of international service. Without prejudice to the foregoing, any Notice shall conclusively be deemed to have been received (i) on the Business Day in the place to which it is sent, if sent by fax before 4.00 p.m. on that Business Day at the time of the place to which it is sent, otherwise, such Notice shall be deemed to have been received on the next Business Day in the place to which it is sent, (ii) five Business Days from the time of posting, if sent by post, (iii) five Business Days from the time of posting, if sent by airmail, or (iv) at the time of delivery, if delivered by hand.

11.9	Invalidity: If any term in this Agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, under any enactment or rule of law, such term or part shall to that extent be deemed not to form part of this Agreement but the legality, validity or enforceability of the remainder of this Agreement shall not be affected.

11.10	Counterparts: This Agreement may be entered into in any number of counterparts, all of which taken together shall constitute one and the same instrument. Each Party may enter into this Agreement by executing any such counterpart. A facsimile signature shall constitute an original for all purposes.

11.11	Governing Law and Arbitration:

11.11.1	This Agreement shall be governed by, and construed in accordance with, Singapore law.

11.11.2	In case any dispute or difference shall arise amongst the Parties as to the construction of this Agreement or as to any matter or thing of whatsoever nature arising thereunder or in connection therewith, including any question regarding its existence, validity or termination, such dispute or difference shall be submitted to a single arbitrator to be appointed by the Parties in dispute or, failing agreement within 14 days after any Party has given to the other Party in dispute a written request to concur in the appointment of an arbitrator, a single arbitrator to be appointed on the request of any Party by the Chairman for the time being of the International Chamber of Commerce (the “ICC”) and such submission shall be a submission to arbitration in accordance with the Rules of Arbitration of the ICC as presently in force by which the Parties in dispute agree to be so bound. The arbitrator shall neither be a national nor a resident of Qatar, Bahrain or Singapore. The place of arbitration shall be Hong Kong and the arbitration shall be conducted wholly in the English language.

11.11.3	Nothing in this Clause 11.11 shall limit the right of any Party to take proceedings in respect of any interim measure (including injunction) in aid of the arbitration or in respect of the enforcement of an award rendered in the arbitration in any court of competent jurisdiction nor shall the taking of such proceedings in one or more jurisdictions preclude that Party from taking proceedings in any other jurisdiction, whether concurrently or not.

11.12	Appointment of Process Agent:

Each of Qtel and QIH (the “Principal”) irrevocably appoints Messrs Rajah & Tann of 4 Battery Road #26-01 Bank of China Building Singapore 049908 (the “Agent”) as its agent to accept service of process in Singapore in any legal action or proceedings contemplated under Clause 11.11.3 provided that:

11.12.1	service upon the Agent shall be deemed valid service upon the Principal whether or not the process is forwarded to or received by the Principal;

11.12.2	the Principal shall inform all other parties to this Agreement, in writing, of any change in the address of the Agent within 28 days of such change;

11.12.3	if the Agent ceases to be able to act as a process agent or to have an address in Singapore, the Principal irrevocably agrees to appoint a new process agent in Singapore acceptable to the other Parties and to deliver to the other Parties within 14 Business Days a copy of a written acceptance of appointment by the new process agent; and

11.12.4	nothing in this Agreement shall affect the right to serve process in any other manner permitted by law.

11.13	Waiver of Immunity: To the extent that any Party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution or otherwise) with respect to itself or its property, such Party irrevocably waives such immunity in respect of its obligations hereunder to the extent permitted by applicable law and, without limiting the generality of the foregoing, agrees that the waivers set forth in this Clause 11.13 shall have effect to the fullest extent permitted under applicable law.

Schedule 1

Consultative Matters

Save as otherwise expressly agreed by the Shareholders in this Agreement or otherwise in writing, the relevant Shareholders shall have consultative rights over the following voting decisions of the Company on the following matters relating to Indosat pursuant to Clause 5.1:

1.	Any adoption or change to any constitutional document of Indosat.

2.	Passing any resolution or presenting any petition for the winding up, liquidation or similar bankruptcy action of Indosat.

3.	Indosat acquiring or disposing of any material assets or incurring any material contractual or other obligation (save for any such acquisition, disposition or incurrence between Indosat and its subsidiaries), provided that such acquisition, disposition or incurrence requires shareholders’ approval under applicable laws, regulations and the rules of any relevant stock exchange. “Material” means, in respect of the relevant asset or contractual or other obligation, more than 20 per cent. of the shareholders’ equity of the Indosat Group based on the latest consolidated audited annual accounts of the Indosat Group.

Appendix A

Form of Resignation Letter

The Board of Directors

PT Indosat Tbk

[Address]

With effect from the date hereof, I, [•], hereby resign as [commissioner to the board of commissioners] of PT Indosat Tbk (the “Company”).

I hereby acknowledge that I have no claim against the Company whatsoever in respect of fees, remuneration, damages, compensation or any other sum in respect of dismissal, redundancy or otherwise and that no agreement or arrangement is outstanding under which the Company has or could have any of the aforesaid obligations to me.

[Name of commissioner]

Passport/NRIC number:

Address:

Date:

Appendix B

Form of Power of Attorney

The undersigned,                                         , in this matter acting in [his/her] capacity as a Commissioner of PT Indosat Tbk. (the “Company”), a limited liability company established under the laws of the Republic of Indonesia, with its principal office in Jakarta (hereinafter referred to as the “Authoriser”), does hereby make, appoint and authorise:

[ID Card/Passport] No.

(hereinafter referred to as the “Attorney-in-Fact”), to act as [his/her] true and lawful Attorney-in-Fact with full power and authority for [him/her]and in [his/her] name and for [his/her] account and benefit to:

(a)	convene, attend, and preside over (if applicable) any Board of Commissioners’ Meetings of the Company or General Meetings of Shareholders of the Company (whether conducted by way of an actual meeting or by way of circular resolution) to be held during the period of the effectiveness of this Power of Attorney (the “Meeting”) and vote on behalf of the Authoriser;

(b)	exercise any and all rights and undertake any and all obligations with respect to the rights and obligations vested in the Authoriser as a Commissioner attending the Meeting, including but not limited to, attending the meeting, preparing, signing, and delivering any documents, including drawing up and signing the Minutes of any Meeting in accordance with the Company’s Articles of Association; and

(c)	taking whatever actions deemed necessary in carrying out the provisions of this Power of Attorney.

This Power of Attorney shall be effective from the Effective Date (as defined below) and shall remain effective until [the date of appointment of his successor as a Commissioner] and shall thereupon immediately terminate and is given with the right or power of substitution by the Attorney-in-Fact to any other Attorney-in-Fact.

Furthermore, the Authoriser hereby confirms and ratifies any and all lawful actions performed under and by virtue of this Power of Attorney.

The Authoriser

Dated this	day of (the “Effective Date”).

Name:
Title:

In witness whereof this Agreement has been entered into on the date stated at the beginning.

AMHC

The Common Seal of	)

ASIA MOBILE HOLDING	)

COMPANY PTE. LTD.	)

was hereunto affixed	)

in the presence of:	)

Director

Director/Secretary/Authorised Person

QIH

SIGNED SEALED and DELIVERED by as authorised signatory for and on behalf of	}
QTEL INVESTMENT HOLDINGS BSC in the presence of:

Witness’s signature

Name:

The Company

SIGNED by	}
for and on behalf of
ASIA MOBILE HOLDINGS PTE. LTD.
in the presence of:

Witness’s signature

Name: